Exhibit 99.6

February 26, 1999

Coyote Sports, Inc.
2291 Arapahoe Avenue
Boulder, Colorado 80302

Attention:     Secretary

Dear Sirs:

The undersigned hereby consents to being named in the registration statement containing the proxy statement/prospectus relating to the merger of Royal Precision, Inc. with a wholly-owned subsidiary of Coyote Sports, Inc. as a person about to become a director of Coyote Sports, Inc.




                             Sincerely,

                             /s/ Raymond J. Minella

                             Raymond J. Minella